I. Code of Ethics

Introduction

Susa, in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Susa’s Covered Persons (defined below) are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Relevant Persons (defined below) from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Relevant Persons.

For purposes of Rule 204A-1(e)(1) of the Investment Advisers Act of 1940, Access Persons are considered Relevant Persons.

It is the policy of Susa to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Susa recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Susa, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Susa and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

  All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;
  Susa must have a reasonable basis for the investment advice and decisions it makes for its clients;
  Susa must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;
  All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;
  Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and
  Covered Persons must be loyal to the clients and place the interests of the clients above their own.
  Susa treats violations of this Code very seriously. If you violate this Code, Susa may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.
  Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer. Do not guess at the answer.

Who is Covered by the Code

This Code applies to all employees, officers and partners of Susa or other persons (hereinafter “Covered Persons”) as determined by Susa’s Compliance Officer. It is the responsibility of each Covered Person to immediately report to Susa’s Compliance Officer, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the Compliance Officer immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. Susa will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Relevant Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.

All Relevant Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report and renew that acknowledgment on a yearly basis.

The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Relevant Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

IA. Personal Account Dealing

Policy

Susa has implemented a Personal Account Dealing (“PAD”) Policy, which permits all staff, except for the Chief Investment Officer, to engage in personal account trading subject to specific conditions.

All Relevant Persons must obtain approval from the Chief Investment Officer and the Compliance Officer prior to entering into a personal account transaction, unless it is exempt (see below), in order to avoid the occurrence of a conflict of interest arising between trades placed by an individual for his/her own benefit, and those placed by the firm.

If approved, trades must comply with the general rules and procedures below. Approval of all trades is at the absolute discretion of the Chief Investment Officer and the Compliance Officer and any contravention of the policy will be taken seriously.

The PAD Policy is applicable to each of the following (“Relevant Persons”):

  each of Susa’s partners, staff and contractors, excluding the Chief Investment Officer;
  a staff member’s spouse (or equivalent) or civil partner;
  a dependent child or stepchild;
  any other relative who has shared the same household with the staff member for at least one year on the date of the relevant personal account transaction;
  a person whose relationship is such that the member of staff has a direct material interest in the outcome of the trade.

Trustees, Personal Representatives and Agents

The restrictions also extend to dealings by Relevant Persons in any of the following capacities:

  as a trustee of a trust or as a personal representative of an estate, in which the Relevant Persons or an associate thereof has a significant beneficial interest;
  as a trustee of any other trust or a personal representative of any other estate, unless reliance is placed on the advice of another person (such as a broker or solicitor); or
  for the account of any other person unless the transaction is placed by a Relevant Person on behalf of Susa.

Relevant Persons are prohibited from making purchases or sales of shares where the Firm’s clients are already invested or will shortly be investing. If a Relevant Person has a Personal Account (“PA”) position which the Firm’s clients subsequently become invested in, the Relevant Person will not be able to trade that PA position until such time that the Firm’s clients have liquidated its position.

Relevant Persons will be required to hold any securities position for a minimum of 30 days. This means that a Relevant Person will not be permitted to buy any securities which they have sold, or sell any securities which they have bought within 30 calendar days of the previous transaction in the same security. This prohibition extends to alternative methods of entering into or selling out of positions, such as trading in options.

A breach of this PAD Policy by a Relevant Person may result in disciplinary action against them and further may result in summary dismissal or early termination of contract. In addition, a breach can also prejudice the "fit and proper" status of a staff member and may result in him/her losing his/her status as an approved person with the FCA which may in turn impact the possibility of future employment in the financial services industry.

If the Compliance Officer determines that a material violation of this PAD Dealing policy has occurred, the Compliance Officer will promptly report the violation, and any association action(s), to Susa’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Susa will report its findings to the Board of Directors or Trustees (“Board”) pursuant to Rule 17j-1.

All members of staff are required to sign an acknowledgement that they have received notification of, and will comply with, the PAD Policy, and these acknowledgements are retained by the Compliance Officer. Periodically each member of staff will be asked to confirm that they have complied with Susa’s PAD Policy.

In the event of a material change to this PAD policy, the Compliance Officer shall inform each registered fund’s Compliance Officer of such change and ensure that the change is approved by each registered fund’s Board no later than six months after the change is adopted.

Rights Issues, Takeovers, etc.

Restrictions in this Policy extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights and exercising an option.

The restrictions also extend to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

Exemptions to the PAD Policy

A member of staff does not have to request permission or declare transactions to the Compliance Officer in relation to any of the following:

  personal transactions executed under the terms of a discretionary management service whereby the staff member has no input into the transactions executed;
  personal transactions in units or shares in collective undertakings that comply with the UCITS Directive or are subject to supervision under the law of an EEA state, or units or shares in any other collective undertaking (e.g. mutual funds or Registered Investment Companies under the Invest Company Act of 1940) where the person for whose account the transaction is being effected is not involved in the management of that undertaking (this exemption does not therefore include unregulated collective investment schemes);
  a personal transaction in a life policy.

Counselling and Procuring

Where a Relevant Person is precluded by the above from entering into any transaction, this also precludes:

a)	advising or causing any other person to enter into such a transaction; or
b)	communicating any information or opinion to any other person either with knowledge, or having reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions taken in the normal course of employment with Susa. For example, the fact that a Relevant Person is prohibited from dealing in a certain security as a result of one of the provisions above will not preclude him/her from continuing to provide clients with bona fide advice in relation to that security.

Market Abuse

Relevant Persons must also pay close attention to the firm’s procedures on market abuse when trading for their personal account.

Procedure

Preapproval for Trading

All Relevant Persons must e-mail the Compliance Officer with the details of the trade they, or any Relevant Person, wish to execute using the form attached here as Appendix 1: Personal Account Dealing Form. Exceptions to the need to seek prior approval for a trade are noted above.

The Compliance Officer will confer with the Chief Investment Officer, and then grant approval/reject the trade as soon as possible, notifying the member of staff of the decision by email.

The member of staff will have twenty-four (24) hours, from the time of approval, to execute the trade.

Once the member of staff receives the confirmation note from the broker this must be sent to the Compliance Officer who will check that the details concur with the PAD request.

Reporting

Susa must collect information regarding the personal trading activities and holdings of all Relevant Persons. Relevant Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Relevant Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Relevant Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the preapproval requirements listed above). Reports regarding securities transactions and newly opened accounts must be submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

Relevant Persons may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Relevant Persons may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the Compliance Officer duplicate trade confirmations or account statements. The Compliance Officer must receive all such confirmations and/or statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms manually.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms and submitted within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Relevant Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from preapproval as outlined above). Reports regarding accounts and holdings must be submitted to the Compliance Officer on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual reports must also disclose the existence of all accounts that hold any Securities. Relevant Persons may use the Periodic Holdings Reporting Form to report holdings and accounts on an initial and annual basis.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Relevant Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Relevant Persons should sign and date each such statement before submitting it to the Compliance Officer. Any securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

On a periodic basis, as part of the compliance monitoring programme, the Compliance Officer will review the volume of personal account dealing and compliance with the above policy. Those findings shall be reported to senior management so that the firm can continue to manage the potential conflict between personal trading and the firm’s regulatory obligations.

IB. Gifts, Benefits and Entertainment

Policy

Susa must take reasonable steps to prevent it, or any person acting on its behalf, from:

  accepting or offering any gift or hospitality/benefit (whether of a monetary or non-monetary value); or
  directing or referring any actual or potential business to another person on its own initiative;

if it is likely to conflict with any responsibility which Susa has towards its clients (i.e. the investment funds and/or other client entities).

In this regard, staff are specifically reminded of FCA Principle 6, Customers’ Interests, which requires a firm to pay due regard to the interests of its customers and treat them fairly.

In particular, any gift or hospitality/benefit which puts the recipient under an obligation to the donor, or which is likely to make the donee favour the donor in the hope of further gifts, must not be accepted. Only gifts which are considered normal by the donor and donee and which are of a type that might be provided by any regular business contact may be accepted. Staff should also be aware of the cumulative value and effect of gifts over time, and the firm expects all staff to exercise good judgement in considering the value, frequency and intent of gifts and entertainment.

1. Gifts and benefits

In pursuit of the above objective, all gifts and benefits received are subject to the following restrictions:

1.	All gifts or benefits with a value between £100 and £250 must be disclosed to the Compliance Officer and recorded on the Gifts/Hospitality Register;
2.	Partners and employees must seek approval for the giving/receipt of all gifts over £250 from the Compliance Officer prior to receipt (if practicable); and if not practicable, as soon as possible. Any such gifts or hospitality/benefits should then be recorded on the Gifts/Hospitality Register.

2. Entertainment

(a) Providing Business Entertainment – Susa may host business meals and events for existing or prospective Investors or any person or entity that does, or potentially could do, business with or on behalf of Susa or the Susa Funds (including brokers, administrators, custodians, suppliers, and vendor representatives) that have a valid business purpose. Generally, this means that the event must provide an opportunity to discuss Susa’s products and services or other legitimate business topics. If a Susa employee is not present for the event, the event is a gift and subject to the £250 gift limit. Business entertainment must not be so frequent or extravagant as to raise any question of impropriety. Susa’s employees should host events only at venues that are business appropriate and consistent with the highest standards of professional propriety.

(b) Accepting Business Entertainment – Susa’s employees may attend business entertainment events that have a valid business purpose, provided that they are not so frequent or extravagant as to raise any question of impropriety. Entertainment events have a valid business purpose when they provide an opportunity to discuss meaningful Susa business or other legitimate business topics. The acceptance of entertainment (including acceptance of preferential discounts to conferences or other events) must be reported to the Compliance Officer in accordance with the procedure below. Susa employees should attend events only at venues that are business appropriate and consistent with the highest standards of professional propriety.

3. Transportation and Lodging

(a) Accepting Transportation and Lodging – Susa employees may not, under most circumstances, accept air transportation to or from business meetings or entertainment events from existing or prospective Investors or any person or entity that does or potentially could do business with or on behalf of Susa or the Susa funds.

In general, the acceptance of lodging is also prohibited, except to the extent that such lodging is an integral part of a conference sponsored by a service provider. In such cases, the employee must make a good-faith effort to obtain an invoice and make arrangements for Susa to pay for his or her proportional share of the expense.

The acceptance of transportation and lodging must be reported in accordance with the procedure below.

(b) Providing Transportation and Lodging – Susa employees may provide to existing or prospective Investors or any person or entity that does or potentially could do business with or on behalf of Susa or the Susa funds (including brokers, administrators, custodians, suppliers, and vendor representatives) reasonable transportation in connection with visits to Susa or another valid business purpose, such as to and from business meals and entertainment events. For example, a cab ride or car service to or from a business meal would be reasonable. The provision of reasonable transportation in connection with other entertainment should be reported in accordance with the procedure set out below.

Employees are prohibited from paying for the airfare and lodging expenses of existing or prospective Investors in connection with business meetings, meals, or entertainment.

Susa is also prohibited from giving gifts or entertainment with an aggregate value exceeding $250 (USD) per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the Compliance Officer.

Procedure

All gifts, benefits, entertainment or transport and lodging received must be reported to the Compliance Officer, who will record these on the Gifts/Hospitality Register.

When a member of staff receives or wants to provide a gift, benefit or entertainment with a value of over £100 he or she must e-mail the Compliance Officer with the following details:

  the gift/benefit/entertainment;
  the estimated value;
  given or received; and
  the name of the donor/donee and (where applicable) the firm they work for.

Where the gift, benefit or entertainment exceeds £250 the prior approval of the Compliance Officer is necessary.

On a periodic basis, as part of the compliance monitoring programme, the Compliance Officer will review the volume of gifts, benefits and entertainment given or received and compliance with the above policy. Those findings, e.g. the number and total value of the gifts, benefits and entertainment received, shall be reported to senior management so that the firm can continue to manage the potential conflict between the giving/ receiving of gifts, benefits or entertainment and the firm’s regulatory obligations.

IC. Outside Business Interests

Policy

Staff members are required to obtain prior approval from the Chief Executive before engaging in any employment outside his/her employment with Susa. Staff members are also required to obtain the prior approval of the Chief Executive before taking an interest (see below for relevant interests) in any outside business organisation, and in particular before becoming a director, an officer or adviser to a company or any other entity whether or not it is a paid position. Personal interests must not affect the ability of a member of staff to make judgements or decisions in the best interests of Susa and its clients.

The approval for outside business interests will not be unreasonably withheld, it being understood that any outside employment or business interests must not be carried out on Susa’s premises nor shall it conflict or interfere with Susa’s business in any way.

An Outside Business Interests Form is attached at Appendix 3: Outside Business Interest(s) Declaration and requires notification of the following:

  history of directorships (current and past, paid or unpaid) during the previous 10 years;
  details of share ownership in excess of 1% of capital (whether or not combined with a directorship), or any other proprietary interest;
  details of any partnership interests (current and past) during the previous ten years;
  consultancies paid or unpaid (now or in the last ten years);
  trusteeships, including charitable trusteeships (paid or unpaid, now or in the last ten years); and/or any other interests considered to be relevant (e.g. part-time work).

For the declaration of personal equity holdings, staff must also refer to the Personal Account Dealing Policy (section 2).

Any changes to the information disclosed must be advised to the Chief Executive.

Suppliers

Staff members are required to disclose on the Outside Business Interests Form any monetary connections which they or any member of their family have with any person or firm which supplies goods or services to Susa or which has done so in the last six months. Usual business courtesies can be disregarded.

Interests in Competitors

Staff members may not participate as an employee, director, partner, consultant or shareholder or in any other way in any outside business whose services or products compete, directly or indirectly, with those offered by Susa. This prohibition does not apply to ownership of less than 1% of the issued shares of a publicly-traded company.

Publicly Traded Companies

No staff member may accept a directorship of a publicly-traded company unless approval has been obtained in advance from the Chief Executive. Directorships of publicly-traded companies that are held by any members of a staff member’s immediate family must also be notified to the Chief Executive.

Public Office

Staff must obtain written pre-approval from the Chief Executiveprior to running for any public office. Approval will be declined if the public office presents any actual or apparent conflict of interest with Susa’s business activities.

Procedure

Before joining Susa all persons must notify the firm of any outside business interests.

If a member of staff wishes to engage in employment outside of his/her employment with Susa OR take an interest in any outside business organisation (including becoming a director) they must email the Chief Executive requesting approval.

The Chief Executive will consider the request in accordance with Susa’s policy and in particular whether the request could cause a conflict of interest and respond via email with either permission or refusal.

The Chief Executive will inform the Compliance Officer of all requests and the Compliance Officer will retain a record of all outside business interests.

ID. Standards of Business Conduct

General

Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Susa and its reputation.

Communications with Clients

All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Susa’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Covered Persons may become privy to confidential information about Susa, its present and prospective clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Susa. Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Susa. Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the parent of Susa have the right to expect Susa and its Covered Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Susa’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about Susa, its parent or other affiliated companies, that is obtained by an Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Susa.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Susa upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the Compliance Officer.

Corporate Assets

All information, products and services connected to or generated by Susa as a business are considered corporate assets to which Susa has ownership rights. Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Susa’s property both during employment and after the Covered Person leaves the firm. Accordingly, all Covered Persons are expected to protect Susa’s ownership or property including all information, products, and services and to return all information to Susa at the termination of employment.

Further, Covered Persons are prohibited from misusing Susa’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Susa, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

Appendix 1: Personal Account Dealing Form

Name:
Date/Time:
PAD Reference:

Date	B/S	Security (include interest rate and maturity date, if applicable)	Type of Security	Ticker or Cusip	No. of Shares	Principal Amount	Broker

Signed by individual:

Received and approved by CIO / Compliance Officer
Signed:	Reza Amiri Graeme White
Date/Time:
Conflicts check results:

Appendix 2: Gifts and Entertainment

Name:
Date/Time:
Reference:

Date	Detail	Est. Value	From	To	Notes

Received and approved by Compliance Officer
Signed:
Date/Time:

Appendix 3: Outside Business Interest(s) Declaration

Please return this form once completed to the Compliance Officer within 7 days of receipt. Any questions in relation to this form may also be addressed to the Compliance Officer.

Please provide details, to the best of your knowledge at the time of completion, for all Relevant Persons, of:

•	any companies of which you or any Relevant Person are, or have been during the previous ten years, a Director and the dates to and from;
•	any company of which you or any Relevant Person own more than 1% whether or not you are a Director of that company and dates to and from;
•	any partnerships in which you or any Relevant Person are, or have been during the previous ten years, a partner and dates to and from.

Relevant Persons include:

3.	A staff member;
4.	A staff member’s immediate family, e.g. father, mother, sibling, spouse or civil partner.

Please include any other information which you consider relevant. In particular, list any part-time work, trusteeships or consultancies whether paid or unpaid.

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

Please give full details (as above) of any company or partnership in which you know that you or any Relevant Person will, in the future, obtain an interest.

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

Please give details of any connection you have or any Relevant Person has with any person or firm who is now supplying goods or services to Susa or has done so in the last six months.

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

Any changes to the above must be notified to the Compliance Officer as soon as reasonably practicable following their occurrence.

Signed: .................................................................... Date: .................................................................

Print Name: ............................................................ Job Title: ………………………………………….